EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference of our report dated February 16, 1996 relating to the consolidated statements of financial condition of Home Federal Corporation and Subsidiaries as of December 31, 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994 which report appears on page 43 of the 1996 F&M Bancorp Annual Report and Form 10-K, into the following previously filed Registration Statements of F&M Bancorp:
Numbers 33-39941, 002-88390, 333-02433 and 333-16709 on Form S-8, and 33-39940
on Form S-3.


                                       /s/Smith Elliott Kearns & Company, LLC
                                       SMITH ELLIOTT KEARNS & COMPANY, LLC

Hagerstown, Maryland
March 28, 1997